Exhibit 99.1

Aegion Enters into Amended Merger Agreement with Affiliates of New Mountain Capital to Increase Consideration to $30.00 Per Share in Cash

All-Cash Transaction Valued at Approximately $1.1 Billion

Aegion Board of Directors Recommends Voting “FOR” Approval of Amended Merger Agreement at Upcoming May 14 Stockholder Meeting

ST. LOUIS – April 14, 2021 – Aegion Corporation (NASDAQ: AEGN) today announced that it has entered into a second amendment to the definitive merger agreement with affiliates of New Mountain Capital, L.L.C. (“New Mountain”, and together with such affiliates “Buyer”), a leading growth-oriented investment firm headquartered in New York, to increase the consideration payable to holders of outstanding shares of Aegion common stock to $30.00 per share in cash from $27.00 per share in cash.

The revised transaction price represents a total enterprise value of $1.1 billion, including net debt. The revised per-share price represents a premium of 40% and 48% to Aegion’s closing share price and 30-day VWAP, respectively, as of February 12, 2021, the last trading day prior to announcing the definitive merger agreement with New Mountain.

Pursuant to the amendment, as consideration for the increased purchase price, the break-up fee payable by Aegion in certain circumstances has increased from $40 million to $50 million. The termination fee payable by Buyer to Aegion in certain circumstances has also increased from $70 million to $90 million.

In evaluating this amendment, in consultation with its outside legal and financial advisors, Aegion’s Board of Directors gave due consideration to a revised proposal received from an unsolicited third party (the “Third Party”) (the “Third-Party Proposal”) to acquire 100% of the shares of Aegion for $30.00 per share in cash. The Third-Party Proposal followed discussions and negotiations between the Third Party and management in the last few weeks following the disclosure on March 22, 2021 of the Board’s determination that an unsolicited proposal from the Third Party for $28.50 per share in cash could reasonably be expected to result in a “Superior Proposal.” In making its decision, the Board carefully assessed the relative benefits and risks of the revised proposals from both New Mountain and the Third Party. The Board determined that, based on the consideration payable to stockholders and the superior certainty and anticipated timing to close the transaction with New Mountain, Aegion’s entry into the amendment with New Mountain is in the best interests of Aegion’s stockholders.

Aegion Board Recommends Vote “FOR” New Mountain Agreement

Aegion’s Board of Directors recommends that Aegion stockholders vote to approve the amended New Mountain Merger Agreement and related proposals at the special meeting of Aegion stockholders scheduled for May 14, 2021. Stockholders of record as of March 31, 2021, are entitled to vote at that meeting.

Aegion stockholders who have questions about the merger or the special meeting, or who wish to obtain copies of the proxy statement, proxy cards or other documents relating to the special meeting, may contact Innisfree M&A Incorporated, Aegion’s proxy solicitor, by calling (877) 687-1874 toll-free if located in the U.S. or Canada, or +1 (412) 232-3651 if located elsewhere.

Advisors

Centerview Partners LLC is serving as exclusive financial advisor to Aegion, and Shearman & Sterling LLP is serving as legal counsel.

About Aegion Corporation (NASDAQ: AEGN)

Aegion combines innovative technologies with market-leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. For 50 years, the Company has played a pioneering role in finding innovative solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure.®

More information about Aegion can be found at www.aegion.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain stockholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (e) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent the Company from specifically enforcing the obligations of Carter Intermediate, Inc. (Parent) and its wholly owned subsidiary, Carter Acquisition, Inc. (Merger Sub), under the merger agreement or recovering damages for any breach by Parent or Merger Sub; (2) the effects that any termination of the merger agreement may have on the Company or its business, including the risks that (a) the Company’s stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring the Company to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on the Company’s and its business, including the risks that as a result (a) the Company’s business, operating results or stock price may suffer, (b) the Company’s current plans and operations may be disrupted, (c) the Company’s ability to retain or recruit key employees may be adversely affected, (d) the Company’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) the Company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on the Company’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against the Company and others; (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated or supplemented by subsequent reports that the Company has filed or files with the SEC.

Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Parent nor the Company assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Merger Sub and the Company. In connection with the proposed transaction, the Company plans to file a proxy statement with the SEC. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by the Company at the SEC’s website at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, by contacting the Company’s Investor Relations at kcason@aegion.com or 1.800.325.1159.

Participants in Solicitation

The Company and its directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 10, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

For more information, contact:
Aegion Corporation
Katie Cason
Senior Vice President, Strategy and Communications
636-530-8000
kcason@aegion.com